Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of June 1, 2017,

between

Fidelity Management & Research Company

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Advisor Series II	Fidelity Series Investment Grade Securitized Fund	07/19/2018

Fidelity Hereford Street Trust	Fidelity Series Treasury Bill Index Fund	07/19/2018

Fidelity Income Fund	Fidelity Series Government Bond Index Fund	07/19/2018

Fidelity Salem Street Trust	Fidelity Advisor Series Short-Term Credit Fund	11/20/2014

Fidelity Salem Street Trust	Fidelity Series Corporate Bond Fund	07/19/2018

Fidelity Salem Street Trust	Fidelity Series Government Money Market Fund	01/14/2016

Fidelity Salem Street Trust	Fidelity Series Inflation-Protected Bond Index Fund	07/16/2009

Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	09/18/2008

Fidelity Salem Street Trust	Fidelity Series Long-Term Treasury Bond Index Fund	04/14/2016

Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	11/20/2014

Fidelity School Street Trust	Fidelity Series International Credit Fund	07/25/2017

Agreed and Accepted

as of June 28, 2018

Fidelity Management & Research Company		Fidelity Management & Research (Hong Kong) Limited

By:	/s/ Harris Komishane	By:	/s/ Sharon Lecornu
Name:	Harris Komishane	Name:	Sharon Lecornu
Title:	Treasurer	Title:	Director